Exhibit 99.1

Dimension Therapeutics Reports Second Quarter 2017 Financial Results and Provides Corporate Update

Initial data from Phase 1/2 clinical trial of DTX301, Dimension’s lead AAV8 vector product candidate for OTC deficiency, expected year end 2017

IND filings for GSDIa and Hemophilia A programs expected in early 2018

CAMBRIDGE, Mass., August 8, 2017 (GLOBE NEWSWIRE) — Dimension Therapeutics, Inc. (NASDAQ:DMTX), a biopharmaceutical company advancing novel, adeno-associated virus (AAV) gene therapies targeting the liver, a key organ for human metabolism, today reported financial results for the second quarter ended June 30, 2017, and provided a corporate update.

“Following our recently completed strategic review, we are focused on delivering key clinical milestones later this year and early in 2018 for multiple programs that have the potential to benefit people living with devastating rare and metabolic diseases associated with the liver,” said Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “We remain excited about our broad and unique IMD portfolio based on the AAV8 platform, and look forward to initial data later this year with DTX301 in OTC deficiency.”

Recent Highlights and Upcoming Milestones

- Completion of Strategic Review and Update of Corporate Priorities –

•	In June 2017, Dimension announced the completion of a strategic review and a refocusing of its internal efforts to achieve key development milestones for its product candidates DTX301 for OTC deficiency, DTX401 for GSDIa, and DTX201 for hemophilia A.

•	The Company expects to realize savings in operating expenses, including personnel costs, as a result of streamlining headcount by approximately 25% by the end of 2017.

- Inherited Metabolic Disease (IMD) Programs -

•	Continued to advance portfolio of IMD candidates utilizing the capsid serotype AAV8 – focused on DTX301 for OTC deficiency and DTX401 for GSDIa.

•	DTX301: Ongoing multi-center Phase 1/2 open-label study for lead IMD candidate DTX301. Ten sites open in the United States, United Kingdom, Spain, and Canada, and anticipate initial data from the trial by late 2017.

•	Trial includes assessment of [13]C-acetate to evaluate rate of ureagenesis and hepatocyte (liver) ureagenesis capacity.

•	DTX401: Anticipate IND filing early 2018 and expect initial clinical data from the trial mid-2018.

•	Early stage programs: Ongoing nonclinical activities supporting selection of a candidate for Wilson disease (DTX701) in the first half of 2018.

- Hemophilia A Program-

•	DTX201: Anticipate IND filing early 2018 in collaboration with Bayer for the treatment of moderate/severe to severe hemophilia A, and expect initial data from the trial in 2018.

- DTX101 Phase 1/2 Trial Safety Update -

•	Dimension has continued its comprehensive evaluation of data from the Company’s recently discontinued Phase 1/2 study of DTX101 in moderate/severe-to-severe hemophilia B. The Company’s ongoing DTX101 extension study for hemophilia B will continue to monitor all patients dosed for up to five years post dosing.

•	As of August 3, 2017, all patients in cohort 1 and cohort 2 had normal alanine aminotransferase (ALT) levels. Notably, in patient 3 of cohort 2 ALT levels have returned to normal with no lasting effects of the transient elevation in his liver function tests.

•	The Company plans to present full study findings, including results from the biomarker and immune analyses, at a future scientific conference.

- Manufacturing and HeLa 2.0 -

•	Ongoing cGMP manufacturing campaigns for all clinical programs with contract manufacturing organization (CMO) partners in 2017.

•	Woburn facility producing material at 250L capacity with HEK293 suspension and HeLa 2.0 to support all needs for GLP toxicology studies and tech transfer to CMO partners.

Second Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2017, were $47.5 million. The Company expects its existing cash, cash equivalents, and marketable securities, which, along with reimbursements and $15 million of potential milestones to be received in connection with its collaboration agreement with Bayer, is expected to enable Dimension to fund operations to the end of 2018. Without the milestones, the company would be able to fund operations to mid-2018.

•	Revenue: For the quarter ended June 30, 2017, the Company recognized $4.4 million of revenue associated with its collaboration agreement with Bayer compared to $2.4 million for the same period in 2016. The increase was due to services performed in connection with the Company’s performance obligations under its collaboration agreement with Bayer.

•	R&D Expenses: Research and development expenses for the quarter ended June 30, 2017 were approximately $14.1 million compared to $11.2 million for the same period in 2016. The increase was primarily due to increased expenditures in IND-enabling, manufacturing and clinical expenses.

•	G&A Expenses: General and administrative expenses for the quarter ended June 30, 2017 were approximately $2.6 million compared to $3.2 million for the same period in 2016. The decrease was primarily due to decrease in personnel related expenses.

•	Net Loss: For the quarter ended June 30, 2017, the Company reported a net loss of $(12.3) million, or $(0.49) per share, compared to a net loss of $(12.1) million, or $(0.49) per share, for the same period in 2016.

•	Shares Outstanding: As of June 30, 2017, the Company had approximately 25.0 million common shares issued and outstanding.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency and GSDIa, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase 1/2 clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected benefits of Dimension’s reprioritization, the progress of Dimension’s manufacturing campaigns and Dimension’s manufacturing capacity, the potential productivity of Dimension’s ongoing collaborations, the potential benefits of our existing collaboration with Bayer, including likelihood of receipt of contingent payments that may be payable in connection with our collaboration with Bayer, our ability to establish or maintain other collaborations or strategic relationships or obtain additional funding, timing and likelihood of achievement of Dimension’s upcoming development milestones, including timing of disclosure of data, the expected progress of Dimension’s portfolio and programs, timing and likelihood of regulatory filings and approvals, and our ability to develop and advance product candidates into, and successfully complete, clinical studies. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Dimension may not have correctly determined the optimal allocation of resources in connection with its reprioritization; that

Dimension’s product candidates, including its candidate, DTX301, will not achieve development milestones, including patient enrollment, dosing of patients, release of initial data, or regulatory filings; that Dimension may not obtain the milestone payments in connection with our collaboration with Bayer; that Dimension may be forced to delay, reduce or eliminate certain research and development programs, reduce or eliminate discretionary operating expenses, delay product portfolio expansion; that Dimension may be unable to raise capital for our streamlined operations when needed and may not continue as a going concern; and the other risks described under the caption “Risk Factors” in Dimension Therapeutics’ Quarterly Report on Form 10-Q for the period ended June 30, 2017, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’ additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$25,062	$30,234
Marketable securities	22,428	47,715
Accounts receivable	3,097	1,885
Prepaid expenses and other current assets	6,075	5,484

Total current assets	56,662	85,318
Property and equipment, net	7,344	8,402
Deferred offering costs	205	145

Total assets	$64,211	$93,865

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,335	$2,368
Accrued expenses and other current liabilities	3,339	7,247
Deferred revenue	9,867	8,663
Notes payable	2,455	2,361

Total current liabilities	16,996	20,639
Deferred revenue, net of current portion	7,385	8,663
Notes payable, net of discount and current portion	3,321	4,169
Other liabilities	436	453

Total liabilities	28,138	33,924

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized at June 30, 2017 and December 31, 2016; zero shares issued or outstanding at June 30, 2017 and December 31, 2016.	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 25,043,506 shares issued and outstanding as of June 30, 2017 and December 31, 2016.	2	2
Additional paid-in capital	162,117	160,185
Accumulated deficit	(125,996)	(100,195)
Accumulated other comprehensive loss	(50)	(51)

Total stockholders’ equity	36,073	59,941

Total liabilities and stockholders’ equity	$64,211	$93,865

DIMENSION THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$4,369	$2,371	$7,987	$4,577

Operating expenses:
Research and development	14,089	11,240	27,803	20,045
General and administrative	2,610	3,236	6,042	6,177

Total operating expenses	16,699	14,476	33,845	26,222

Loss from operations	(12,330)	(12,105)	(25,858)	(21,645)
Interest income, net	21	6	57	35

Net loss	$(12,309)	$(12,099)	$(25,801)	$(21,610)

Net loss per share — basic and diluted	$(0.49)	$(0.49)	$(1.03)	$(0.87)

Weighted average common shares outstanding — basic and diluted	25,002,532	24,899,479	24,992,162	24,885,823

Comprehensive loss:
Net loss	$(12,309)	$(12,099)	$(25,801)	$(21,610)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	1	—	(50)	—

Total other comprehensive loss	1	—	(50)	—

Total comprehensive loss	$(12,308)	$(12,099)	$(25,851)	$(21,610)

This selected financial information should be read in conjunction with the unaudited, condensed consolidated financial statements and notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Contacts:

Mary Thistle

Chief Operating Officer

Dimension Therapeutics

617-714-0659

mary.thistle@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com